EXHIBIT 99.3

QUAMTEL INC.

UNAUDITED PROFORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited proforma condensed consolidated financial statements were derived from and should be read in conjunction with the historical consolidated financial statements and related notes of the Registrant for the year ended December 31, 2009 as contained in the Registrant’s Annual Report on Form 10-K filed on March 31, 2010, and for the six months ended June 30, 2010, as contained in the Registrant’s Quarterly Report on Form 10-Q filed on August 16, 2010.

On August 21, 2010, Registrant closed a Membership Interest Purchase Agreement entered into and effective August 18, 2010 (the “Purchase Agreement”) to acquire all of the outstanding membership interests of Syncpointe, LLC, a Missouri limited liability company (the “Company”) from Half A Minute, L.L.C., McPheeters Communication Group, LLC, and VKS, LLC (collectively, the “Sellers”).

The Registrant acquired the Company in exchange for 1,000,000 shares of Registrant’s unregistered common stock with piggyback registration rights.  The Sellers may receive earn-out payments equal to 12.5% of the Company’s net income (as defined in the Purchase Agreement) as it operates as a division of the Registrant for 18 months.

The unaudited pro forma condensed consolidated financial statements assume that the Purchase Agreement was consummated as of the earliest dates presented in these statements.

The unaudited pro forma condensed consolidated financial statements have been prepared based on currently available information and assumptions that are deemed appropriate by the Registrant’s management. The pro forma information is for informational purposes only and is not intended to be indicative of the actual results that would have been reported had the transaction occurred on the dates indicated, nor does the information represent a forecast of the financial condition or results of operation of the Registrant for any future period.

Quamtel, Inc.
 Unaudited Proforma Condensed Consolidated Balance Sheet
 As of June 30, 2010

		Syncpointe,	Proforma		Post-
	Quamtel, Inc	LLC	Adjustments		Acquisition
ASSETS

Current assets:
Cash and cash equivalents	$136,026	$-	$-		$136,026
Accounts receivable, net	18,031	-	-		18,031
Income tax receivable	11,678	-	-		11,678
Inventory	34,740	-	-		34,740
Prepaid expenses and deposits	122,733	-	-		122,733
Total current assets	323,208	-	-		323,208

Restricted cash	150,000	-	-		150,000
Property and equipment, net	387,288	92,437	-		479,725
Intangible assets	2,722,351	-	2,840,241	(1)	5,562,592

TOTAL ASSETS	$3,582,847	$92,437	$2,840,241		$6,515,525

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$518,197	$390,261	$-		$908,458
Accrued expenses	137,540	245,069	(182,652)	(2)	199,957
Unearned revenue	309,203	-	-		309,203
Advances from related party	665,298	-	-		665,298
Stock-based payable	260,000	-	-		260,000
Current portion of notes payable	326,774	1,854,360	(1,854,360)	(2)	326,774
Total current liabilities	2,217,012	2,489,690	(2,037,012)		2,669,690

Noncurrent portion of notes payable	1,075,236	500,000	(500,000)	(2)	1,075,236

TOTAL LIABILITIES	3,292,248	2,989,690	(2,537,012)		3,744,926

Shareholders' equity:
Common stock - $0.001 par value;
200,000,000 shares authorized;
19,031,175 shares issued and outstanding before
acquisition; 20,031,175 shares after acquisition	19,031	-	1,000	(3)	20,031
Preferred stock - $0.001 par value; 50,000,000
shares authorized; no shares issued
or outstanding	-	-	-		-
Additional paid-in capital	4,272,154	-	2,479,000	(3)	6,751,154
Members' capital	-	66,024	(66,024)	(4)
Stock repurchase	(100,000)	-			(100,000)
Retained earnings (deficit)	(3,900,586)	(2,963,277)	2,963,277	(4)	(3,900,586)
Total shareholders' equity	290,599	(2,897,253)	5,377,253		2,770,599

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$3,582,847	$92,437	$2,840,241		$6,515,525

 See accompanying notes to unaudited proforma condensed consolidated balance sheet.

Quamtel, Inc.
 Unaudited Proforma Condensed Consolidated Statement of Operations
 For the Year Ended December 31, 2009

			Proforma		Post-
	Quamtel, Inc	Syncpointe, LLC	Adjustments		Acquisition

Revenues	$2,462,060	$89,000	$-		$2,551,060

Cost of sales	1,638,895	-	-		1,638,895

Gross profit	823,165	89,000	-		912,165

Operating expenses:
Compensation, consulting and
related expenses	1,748,645	578,890	-		2,327,535
General and administrative expenses	890,832	993,323	-		1,884,155
Depreciation and amortization	89,756	2,623	-		92,379
Total operating expenses	2,729,233	1,574,836	-		4,304,069

Loss from operations before income taxes	(1,906,068)	(1,485,836)	-		(3,391,904)

Other expense:
Interest and financing expense	26,799	108,618	(108,618)	(2)	26,799
Total other expense	26,799	108,618	(108,618)		26,799

Loss before income taxes	(1,932,867)	(1,594,454)	108,618		(3,418,703)

Income tax expense (benefit)	(971)	-	-		(971)

Net loss	$(1,931,896)	$(1,594,454)	$108,618		$(3,417,732)

Basic and diluted loss per share:

Loss from operations before income taxes	$(0.12)				$(0.19)
Income tax expense (benefit)	(0.00)				(0.00)

Loss per share	$(0.12)				$(0.19)

Weighted average number of
shares outstanding	16,676,668		1,000,000	(5)	17,676,668

 See accompanying notes to unaudited proforma condensed consolidated statement of operations.

Quamtel, Inc.
 Unaudited Proforma Condensed Consolidated Statement of Operations
 For the Six Months Ended June 30, 2010

			Proforma		Post-
	Quamtel, Inc	Syncpointe, LLC	Adjustments		Acquisition

Revenues	$1,175,903	$-	$-		$1,175,903

Cost of sales	936,598	-	-		936,598

Gross profit	239,305	-	-		239,305

Operating expenses:
Compensation, consulting and related expenses	1,399,382	157,500	-		1,556,882
General and administrative expenses	609,538	27,237	-		636,775
Depreciation and amortization	62,648	1,400	-		64,048
Total operating expenses	2,071,568	186,137	-		2,257,705

Loss from operations before income taxes	(1,832,263)	(186,137)	-		(2,018,400)

Other expense:
Loss on disposition of assets	72,625	-	-		72,625
Interest and financing expense	65,686	88,656	(88,656)	(2)	65,686
Total other expense	138,311	88,656	(88,656)		138,311

Loss before income taxes	(1,970,574)	(274,793)	88,656		(2,156,711)

Income tax expense (benefit)	-	-	-		-

Net loss	$(1,970,574)	$(274,793)	$88,656		$(2,156,711)

Basic and diluted loss per share:

Loss from operations before income taxes	$(0.10)				$(0.11)
Income tax expense (benefit)	-				-

Loss per share	$(0.10)				$(0.11)

Weighted average number of shares outstanding	18,913,495		1,000,000	(5)	19,913,495

 See accompanying notes to unaudited proforma condensed consolidated statement of operations.

QUAMTEL, INC.

NOTES TO UNAUDITED PROFORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENT

(1) Adjustment to Intangible Assets

The consideration paid by the Registrant in conjunction with the Membership Interest Purchase Agreement exceeded the value of Syncpointe’s tangible net assets plus identifiable intangible assets, so the excess has been reflected as goodwill.

(2) Adjustment to Notes Payable and Interest Expense

Syncpointe’s notes payable were eliminated in conjunctions with the Membership Interest Purchase Agreement.  Related proforma interest expense and accrued interest was also eliminated as of the earliest period presented.

(3) Adjustment to Common Stock and Additional paid-In Capital

The Registrant’s proforma common shares were increased by the 1,000,000 shares issued in conjunction with the Membership Interest Purchase Agreement, valued at $2.48 per share market price at the closing date.

(4) Adjustments to Members’ Capital and Retained Earnings (Deficit)

Syncpointe’s proforma balances were eliminated, and used to adjust the goodwill in adjustment #1 above.

(5) Adjustments to Common Shares

The 1,000,000 common shares issued in conjunctions with the Membership Interest Purchase Agreement were added to the proforma weighted average number of shares outstanding.